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                                                        Exhibit 1(b)

                    GOLDMAN SACHS VARIABLE INSURANCE TRUST

                         AMENDMENT NO. 1 TO AGREEMENT
                           AND DECLARATION OF TRUST

        The undersigned Secretary/Assistant Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on October 21, 1997:

                RESOLVED, that the Agreement and Declaration of Trust be amended as contemplated in Article V, Section 1 by establishing and designating a class of shares off beneficial interest of Goldman Sachs Growth and Income Fund, Goldman Sachs CORE U.S. Equity Fund, Goldman Sachs CORE Large Cap Growth Fund, Goldman Sachs CORE Small Cap Equity Fund, Goldman Sachs Capital Growth Fund, Goldman Sachs Mid Cap Equity Fund, Goldman Sachs International Equity Fund, Goldman Sachs Global Income Fund and Goldman Sachs High Yield Fund to have the relative rights and preferences set forth in the prospectus offering such class of shares.

                FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary and the Treasurer of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officers such filing is appropriate.

As of October 21, 1997 /s/ Valerie A. Zondorak
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                       Title: Assistant Secretary
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